Exhibit 10.6

Confidential
Agreement on Account Supervision and Pledge
June 28, 2011
Handan Hongri Metallurgy Co., Ltd.
(as Pledgor)
Raiffeisen Bank International AG Beijing Branch
(as Pledgee)

This Account Supervision and Pledge Agreement (hereinafter referred to as this Agreement) is signed between the following two Parties in People’s Republic of China (for the purposes of the agreement, excluding HK and Macao Special Administrative Zone and Taiwan, hereinafter referred to as China) on June 28, 2011:

(1)	Handan Hongri Metallurgy Co., Ltd. (hereinafter referred to as Pledgor), a company set up and established in accordance with law of People’s Republic of China,
Legal representative: Liu Shenghong,
Business License No.: 130400400001179,
Registered Address: Guzhen village, Yetao Town, Wu'an, Hebei Province
Postal Code: 056304

(2)	Raiffeisen Bank International AG Beijing Branch (hereinafter referred to as Pledgee)
Registered Address: Room 200 of Beijing International Club, No.21 of Jianguomenwai Street, Chaoyang District, Beijing, China
Postal Code: 100021

Whereas,

(1)
Pledgor (as Borrower) and Pledgee (as Lender) signed No.20110628019980001 One Hundred and Eighty Thousand RMB contract on June 28, 2011, and any change, modification and addition agreements (hereinafter referred to as Loan Contract).  In accordance with clauses and terms of the Loan Contract, Pledgee agrees to provide financing limit(hereinafter referred to as Limit) for Pledgor;

(2)
As one of the considerations and conditions that Pledgee provides Pledgor with Limit, Pledgor agrees to sign this agreement, open an account at Pledgee, and based on that make guarantee in favor of Pledgee to guarantee that Pledgor will pay off the debt of Pledgee in time and in full under the terms of the Loan Contract.

With friendly consultations, hereby the reached agreement is as follows,

Article 1 Definition and Interpretation

1.1 Definition

Definitions cited or terminology in this Loan Contract shall have the same meaning in this Agreement, unless they are clearly defined otherwise in this agreement.

“Accounts” means Accounts described in Article 2.1 and Article 2.2 of this Agreement.

“Creditor’s rights secured” means the scope of guarantee, namely, Any time now or later under the terms of Loan Contract (make modifications at times) or in accordance with the Loan Contract (make modifications at times), the payment or liability occurred of Pledgor for Pledgee, either current or future , the actual or contingent, (including any principal, interest, default interest, fees or other payments, either occurred by Pledgor singly or jointly or severally, or by other capacities of Pledgor). Including but not limited to the following value: (a) payment that pledgor should pay pledgee yet do not pay, owns to pledgee, or may possible owns to pledgee; (b) any fees, insurance, banking routine costs, fines, breach of contract payment, compensation, damages (including liquidation or compensation), and payment to Pledgee arising from realization of the rights of the creditor under the Loan Contract and realization of the right of pledge under this Agreement. Payment to Pledgee arising from realization of the rights of the creditor under the Loan Contract and realization of the right of pledge under this Agreement includes but not limited to, collection fees, legal fees (or arbitration fees), security fees, advertising fees, implementation fees, attorney fees, travel fees and other expenses.

1.2 Interpretation

(1)
Any reference in this Agreement, including any law, rule, regulation, order, regulation or other similar legal documents should be interpreted to include the content of the legal documents as amended, extended, re-enacted or reorganized at times, and other laws, regulations, orders, regulations or other legal documents drawn up in accordance with said legal documents.

(2)
Any commitment of Pledgor under the terms of this Agreement is validate from the date of signing of this Agreement to the date that under the Loan Contract all debts owed to the Pledgee has been unconditionally and irrevocably paid in full.

(3)
If Pledgee believes that payment that should pay to Pledgee subject to the Loan Contract may be waived or cancelled in the event of liquidation, insolvency or other circumstances of Pledgor, the payment shall not be deemed to have been paid irrevocably for the purpose of this Agreement.

Article 2 Opening of Account

2.1 Pledgor agrees to open one or several accounts (hereinafter referred to as Accounts) at Pledgor specifically used for reception of guarantee deposit (if applicable) that Pledgor deposit to guarantee the performance of duties under the Loan Contract and/or of any capital deposited by Pledgor over the Limit span, and Pledgee shall have the right to freely choose whether use partial or all the capital of Accounts for repayment of creditor’s right secured and the repayment order and amount of the repayment. Pledgor hereupon authorizes Pledgee to supervise the use of capital in Accounts (including the principal and interest of the deposits).

2.2 Accounts include all accounts opened by Pledgor at Pledgee currently or in the future, or any account referred according to context, regardless the currency type.

2.3 Over the duration of the Limit, all payment (including but not limited to any payment deposited by Pledgor in accordance with the Loan Contract by any currency or at any amount accepted by Pledgee) deposited in Accounts by Pledgor, of which the principal and interests of deposit shall be Pledged to Pledgee in accordance with the following Article 3 (pledge accounts, operation and control) as first-in-time priority. Unless and until Pledgee under the provisions of this Agreement, terminate the guarantee set out under this Agreement, pledgor shall maintain the amount in Accounts.

2.4 In accordance with the Loan Contract, Pledgor shall deposit the payable to accounts opened at pledgee before 11 a.m. on corresponding interest/pay day, for the repayment of creditor’s rights secured, and authorize Pledgee to deduct due payment from accounts at and after 11 a.m. on corresponding interest /pay day.

2.5 Pledgor without the consent of Pledgee shall not in any form terminate, freeze, shut down or in any other form dispose of accounts.

 Article 3 Pledge, Operation and Management of Accounts

3.1 As the guarantee of Pledgor for in-time repayment for creditor’s rights secured and full performance of other obligations under the Loan Contract, Pledgor hereon as legal owner of Accounts, pledges Accounts to Pledgee as first-in-time priority, and subject to which Pledgor pledges to Pledgee all Accounts-related property, rights, benefits, present or future fund, capital and interests in Accounts.

Pledgor shall enter into relevant documents in accordance with reasonable acquirements of Pledgee and take necessary actions under the terms of this Agreement for payable or secured creditor’s rights and performance of duties, or for purposes of the maintenance, improvement and transfer of the right, benefit, and duty of Pledgee.

3.2 Pledgor shall not transfer or dispose of Accounts in any other form, or permit the establishment and existence of any security interest on Accounts for interests of any person or entity other than Pledgee, regardless its order of priority is prior to, equals, or subsequent to security interest set up by this Agreement.

3.3 Pledgor shall ensure necessary approval and permission secured form relevant authorities for purposes of opening and maintenance of Accounts.

3.4 Both Parties agree despite the fact that Accounts are opened in the name of Pledgor, Pledgor shall not withdraw or transfer any fund Accounts, nor designate any payment by Accounts without advance consent or authorization of Pledgee.

3.5 Pledgor hereon authorizes the authorized representative of Pledgee to freely consult any record or account book related to Accounts.

3.6 Interest of Account Balance

Interest of any payment in Accounts shall be paid in accordance with laws, stipulations of People’s Republic of China and interest rate prescribed by ordinances and rules of People’s Bank of China and China Banking Regulatory Commission (hereinafter referred to as CBRC).

3.7 Unaffected Duties

Duties of Pledgor to repay Pledgee under the Loan Contract shall not be affected by constraint on withdrawal from Accounts and insufficient balance of Accounts prescribed in this Agreement.

3.8 Operation Procedure of Accounts
Any detailed operation procedure shall proceed in accordance with relevant stipulation of Pledgee.

Article 4 Representations and Warranties

4.1 Pledgor makes following representations and warranties:

(1)
Pledgor is a company established legitimately in accordance with Chinese law and lasts effectively, qualified as a legal person, can sue and answer a charge by itself name, and has the full right to have its property and to manage its business;

(2)
Pledgor is the sole lawful holder of Accounts, subject to law and any retention item of any legal opinion proposed by Pledgee in accordance with the Loan Contract. The guarantee established by this Contract constitutes the pawn of first-in-time priority to Accounts;

(3)
Pledgor have not authorized or established and will not authorize or establish or permit on Accounts any security interest besides security interest of guarantee under this Agreement, except as otherwise specifically provided herein;

(4)
Pledgor holds full right and authorization to sing this Agreement, with the scope prescribed by law provides guarantee under this Agreement, and have secured all approval and authorization necessary for the signing and fulfillment of this Agreement;

(5)
The signing, fulfillment, and execution of this Agreement do not violate laws and regulations of China, do not violate government approval, permission or the business license obtained by Pledgor, do not violate corporate bylaws of Pledgor, any documents signed by Pledgor, or any duties assumed by Pledgor; and

(6)
On the date of the signing of this Contract, no custody of property or forcible execution by courts, distrainment, sequestration, confiscation or expropriation by administrative organ, or any civil or criminal litigation or administrative sanctions and their causes;

(7)
In the event Pledgor under the terms of this Contract is more than one, regardless any capital in Accounts is possessed by any Pledgor, or creditor’s rights is created or owed due to the use of Limit under the terms of the Loan Contract by any Pledgor, Pledgee is entitled to execute the pledge and use the balance of Accounts of any Pledgor for the repayment of creditor’s rights secured in the way Pledgee deemed appropriate, and the amount and order for liquidation and discharge of debt of Pledgor shall be determined by Pledgee discretionally;

(8)
Where creditor’s rights secured have any other warranty, mortgage, pledge or guarantee in any other form, Pledgor in any event shall not demand Pledgee to first exercise rights or interests that Pledgee enjoyed under the terms of its other guarantee. Within the scope prescribed by law, Pledgor hereon waive all defense rights it enjoyed.

Pledgor also undertakes that its representations and warranties are complete, valid, real, and exact regarding any fact and circumstances over the period of the validity of this Agreement.

Article 5 Termination

5.1 Where creditor’s rights secured is repaid in full unconditionally and irrevocably, at any time Pledgor bears the cost and demands, Pledgee shall take all reasonable and necessary action in time to terminate pledge provided by Pledgor under terms of this Agreement.

Article 6 Indemnification

6.1 Upon the demand of Pledgee, Pledgor shall immediately (no later than three days upon reception of written notice from Pledgee) indemnify Pledgee in full all losses, reasonable cost and expense that may occur due to appropriate fulfillment of duties under the terms of this Agreement.

6.2 Upon the demand of Pledgee, Pledgor shall immediately (no later than three days upon reception of written notice from Pledgee) pay compensation to Pledgee in full any loss, cost and expense that caused to Pledgee due to the breach of or failure to fulfill this Agreement, except said loss, cost and expense arising from fraud, willful misconduct or gross negligence of Pledgee.

Article 7 Execution

7.1 Where the event of any default occurs or any breaches of this Agreement(including but not limited to representatives and warranties under Article 4 (representatives and warranties)) by Pledgor, or occurrence of any event or any circumstance that makes Pledgee have reasons to believe Pledgor will not or cannot fulfill or comply with any duty under terms of the Loan Contract and/or this Agreement and/or any other guarantee document, or the change of relevant laws makes it illegal for Pledgor to continue to fulfill the duties prescribed by the Loan Contract and/or this Agreement and/or any other guarantee document, or material conditions existed upon the signing of this Agreement are deemed as changed substantially or non-existed by any Pledgee, the guarantee under the terms of this Agreement shall become enforceable immediately.

7.2 The Consequence of Guarantee Becoming Executable

Over the duration that the guarantee under the terms of this Agreement become enforceable in accordance with article 7.1 (guarantee becomes executable), Pledgor shall no longer have the right to exercise all rights, decision-making rights, and claim of relief, Pledgee shall have the right to exercise by its own name all rights and power conferred by Chinese law or this Agreement in any form or under any term or condition it deemed appropriate, including but not limited to:

(1)	Freeze assets in Accounts;

(2)
Use balance of any lender for repayment of creditor’s rights secured in any form it deemed appropriate regardless which Pledgor (where the amount of Pledgor  is more than one)uses the Limit under the terms of the Loan Contract and led to the emergence of or debt to the creditor’s rights secured;

(3)	Dispose of assets, rights and benefits of Accounts through litigation or any other legal procedure.

7.3 Assisted Execution of Pledgor

Over the duration that the guarantee under the terms of this Agreement become enforceable in accordance with article 7.1 (guarantee becomes executable), Pledgor shall take all legal and appropriate actions demanded by Pledgee to enable Pledgee to execute the guarantee in accordance with relevant laws. For the purpose of execution of the guarantee, Pledgor shall sign all agreements, notifications, authorizations, orders, undertakings and other documents subject to the demand of Pledgee.

7.4 Non-waiver

In the event the guarantee under the terms of this Agreement in accordance with article 7.1 (guarantee becomes executable) becomes executable, Pledgee shall not be demanded to immediately take any actions to execute the guarantee under the terms of this Agreement, and Pledgee may take said actions at any time when Guarantee becomes executable. Delay of any action shall not be deemed as a waiver of rights to take said actions.

Article 8 Expenses and Taxes

8.1 Expenses
Upon claim of Pledgee, Pledgor shall pay Pledgee all costs and expenses (including but not limited to counsel fee) arising from exercise of any right under the terms of this Agreement, and any expenses paid by Pledgee to its agent

8.2. Taxes

Pledgor shall in time sign, register, fulfill or execute this Agreement or pay any due taxes, cost and expenses (including but not limited to any stamp tax or register fee) that enable this Agreement to have evidentiary effect, and indemnify Pledgee for any liability arising from delay of payment or failure to pay any said taxes.

Article 9 Nature and Validity of the Guarantee

9.1 Guarantee of Continuity

Pledge under the terms of this Agreement is a guarantee of continuity and of full validity till creditor’s rights secured is paid off unconditionally and irrevocably, and subject to no influence of invalidity or enforceability of the Loan Contract or any other event.

9.2 Unaffected Guarantee

Under the premise that general prescriptions of Article 9.1 are not affected, guarantee under the terms of this Agreement shall not be subject to influence of the following factors in any form,

(1)	Any other present or future security , guarantee or indemnification owned by Pledgee or any other person regarding creditor’ rights secured or any other debt;

(2)	Termination of any other security, guarantee, or indemnification;

(3)	Any modifications made to any other security, guarantee, or indemnification;

(4)	Execution or non-execution of any other security, guarantee, or indemnification;

(5)	Any time margin, postponement of payment, exemption, or consent that provided by Pledgee or any other person for Pledgor or any other person;

(6)	Claim of payment of any debt made or not yet made by Pledgee or any other person regarding Pledgor or any other person;

(7)	The initiation of dissolution of Pledgor or any other person;

(8)
Any terms of any documents related to creditor’s rights secured or to any security, guarantee, and indemnification, or any terms related to any right or duty of each party or to any security, guarantee, or indemnification under the terms of said document, any Illegality, invalidity, unenforceability, or any defect whether due to exceeding of statutory authority, countering to interests of Pledgor, no authorization of Pledgee, signing or submission or any other reason; or

(9)
Any invalid or affected agreement, security, guarantee, indemnification, payment and other dealing due to bankruptcy, insolvency, or dissolution prescribed by law, or any termination, settlement or pay off made by Pledgee in accordance with said agreement, security, guarantee, indemnification, payment, and other dealing.

9.3 The guarantee provided by this Agreement is independent form any other guarantee obtained by Pledgee for creditor’s rights secured. Pledgee shall not have to execute any other guarantee it holds or take other remedy before exercise rights under the terms of this Agreement. This Agreement is independent from the Loan Contract. In the event that the Loan Contract or its relevant terms become invalid or are cancelled due to any cause, this Agreement shall not become invalid or be cancelled. Where Pledgor deposits money (including but not limited to cash deposit) in Accounts, it is shall be deemed valid and legally binding for both Parties.

Article 10 Rights, Modifications, Waiver of rights, and Consent

10.1 Additional Rights

Rights conferred to Pledgee by this Agreement shall be deemed as the addition to rather than substitute for rights conferred by law. Unless otherwise prescribed by this Agreement, rights prescribed by said law shall apply to the guarantee under the terms of this Agreement. Unless otherwise provided by law, rights conferred by this Agreement shall not be restrained by any constraint or conditions added to rights prescribed by said law.

10.2 Exercise of Rights

Unless otherwise prescribed by this Agreement, all rights under the terms of this Agreement may be exercised momentarily and at times by Pledgee as it wishes. Non-exercise of or delay to exercise any right under terms of this Agreement shall not be deemed as waiver of its rights, and any single or partial exercise of any right shall not preclude other exercise or re-exercise of said right or the exercise of any other right.

10.3 Modifications, Waiver and Consent

(1) Any term of this Agreement may be modified, added or renewed, yet the modifications, additions, and renewal shall be subject to written consent of Pledgor and Pledgee; and

(2) Waiver of any terms of this Contract of or any approval or consent of Pledgee should be done in written form, otherwise would be deemed as null and void. Unless otherwise prescribed by this Agreement, Pledgee may exercise the right of waiver or give consent freely and completely, and said waiver or consent shall be subject to any condition deemed to be appropriate by Pledgee.

10.4 Transfer

Pledgee may transfer, renew, or dispose of in any other form all or any rights and duties of Pledgee under the terms of this Agreement in accordance with relevant prescription of the Loan Contract at its own expense and without consent of Pledgor. Pledgor shall not transfer any right or duty of Pledgor under the terms of this Agreement without prior written consent of Pledgee.

Article 11 Severability

11.1 Where any term of this Agreement is deemed illegal, invalid, or non-enforceable or become illegal, invalid, or non-enforceable under any jurisdiction, it shall not affect

(1) the validity or enforceability of any other term of this Agreement under the jurisdiction; or

(2) the validity or enforceability of the aforementioned term and any other term of this Agreement under any other jurisdiction.

Article 12 Notifications

12.1 Notifications, demands, directions or the dispatch and delivery of any other document between both Parties should proceed in accordance with terms of notifications and delivery of the Loan Contract.

Article 13 Language

13.1 This Agreement is signed in Chinese, and Chinese text shall be the authentic text.

Article 14 Jurisdiction and Disputes Settlement

14.1 This Agreement and rights and duties of both Parties under the terms of this Agreement shall be subject to and construed by Chinese law.

14.2 Regarding any disputes arising from or related to this Agreement, each party may initiate legal proceedings before the People’s court where Pledgee has its habitual residence. All actually occurred fee (including but not limited to litigation fee, counsel fee, and etc.) arising from the litigation paid by the winning party shall be borne by the losing party.

Article 15 Effectiveness

15.1 This Agreement, after its being signed by representatives authorized by Parties concerned and sealed by companies, shall come into effect.

15.2 This Agreement has two originals, which are equally legal binding. Pledgor and Pledgee shall hold each of the two originals.

15.3 Both Parties agree that any handwriting and printed characters in this Agreement and all relevant documents are equally authentic, and duplicates of all documents and materials submitted by Pledgor to Pledgee, faxes and emails text of or related to this Agreement are regarded as the originals.

15.4 Pledgor has carefully read the Loan Contract, and confirmed and comprehended all terms.

15.5 Pledgor has read through and comprehended each term of this Agreement. Pledgee has provided detailed corresponding explanation as Pledgor demanded. Pledgor bears no objection to all content under the terms of this Agreement. Both Parties agree that if any discrepancy of the terms of this Agreement rises after the signing of this Agreement, interpretation advantageous to Pledgee shall be made.

Duly authorized representatives of both parties of this Agreement shall sign this Agreement on the date set forth at the beginning of this Agreement.

Signature Page

Pledgor: Handan Hongri Metallurgy Co., Ltd. (Seal)

Legal representatives or authorized signatory (Seal/Signature)

Pledgee: Raiffeisen Bank International AG Beijing Branch (Seal)

Authorized signatory (Signature)